Consent of Independent Registered Public Accounting Firm

The Board of Directors

Chemtura Corporation:

We consent to the incorporation by reference in the registration statements (Nos. 333-62429, 333-60422, 333-87035, 333-71030, 333-71032, 333-87886, 333-123857, 333-126341 and 333-136217) on Form S-8 and registration statements (Nos. 333-123857, 333-119641, 333-35678 and 333-83901) on Form S-4 of Chemtura Corporation of our report dated March 12, 2010, except as to note 5, which is as of July 30, 2010, with respect to the consolidated balance sheets of Chemtura Corporation and subsidiaries (Debtor-in-Possession) (“the Company”) as of December 31, 2009 and 2008, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2009, and the related financial statement schedule, which report appears in the Form 8-K of Chemtura Corporation dated July 30, 2010.

Our report contains an explanatory paragraph that states Chemtura Corporation and 26 of its subsidiaries organized in the United States filed for relief under Chapter 11 of Title 11 of the United States Bankruptcy Code and there are uncertainties inherent in the bankruptcy process.  The Company also has suffered recurring losses from continuing operations.  These factors raise substantial doubt about the Company’s ability to continue as a going concern.   The consolidated financial statements and financial statement schedule do not include any adjustments that might result from the outcome of this uncertainty.

Our report includes an explanatory paragraph which states that as discussed in Note 2 to Notes to Consolidated Financial Statements, the Company, due to the adoption of new accounting principles, in 2009, changed its method of accounting for fair value measurements for non-financial assets and liabilities, and non-controlling interest; in 2008, changed its method of accounting for fair value measurements for financial assets and liabilities; and in 2007, changed its method of accounting for uncertainty in income taxes.

/s/ KPMG LLP

Stamford, Connecticut

July 30, 2010